Exhibit 99.1

CONSENT OF JOHN ELKANN

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form F-1 (the “Registration Statement”) of Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V. upon effectiveness of the Merger as defined in the Registration Statement) (“FCA”), and any amendments thereto, as a person who is about to become a director on FCA’s Board of Directors following the completion of the Merger and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ John Elkann
Name:	John Elkann
Date:	October 9, 2014